Exhibit 99.1
CHEGG DEEPENS INVESTMENT IN WRITING AND AI WITH ACQUISITION OF WRITELAB
Acquisition enhances existing Chegg writing service and expands functionality to take students from citing to writing.
SANTA CLARA, Calif., May 16, 2018 - Chegg, Inc. (NYSE: CHGG), a Smarter Way to Student, announced today that it has acquired WriteLab, Inc. (“WriteLab”), an AI-enhanced writing platform that teaches students grammar, sentence structure, writing style, and offers instant feedback to help students revise, edit, and improve their written work. This acquisition will strengthen Chegg’s existing writing service, with the addition of new tools, features, and functionality.
“Nearly 75% of high school seniors are deficient in writing competenciesi,” said Nathan Schultz, Chief Learning Officer at Chegg. “Developing strong writing skills is essential for students while in school, and as they move into the workforce. WriteLab’s technology will enrich our existing writing service and their team brings deep linguistic expertise to Chegg.”
Chegg acquired WriteLab for approximately $15 million, in an all cash transaction. An additional payment of $5 million may be paid to key employees over the next three years, in cash or stock at Chegg’s sole discretion, contingent upon the continued employment of such key employees.
Writing deficiencies continue to be a challenge at all levels of education, impacting people well in to their careers.

•	40% of high school students who took the ACT writing exam in 2016 lacked the reading and writing skills necessary to successfully complete a college-level English composition class.ii

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In a recent analysis, which analyzed millions of job postings, writing was the third overall most important baseline skill across all job occupations, behind organizational and communication skills.iii

•	A recent survey by the AACU showed that only 27% of employers think that recent college graduates are well prepared in the area of written communication.iv

WriteLab analyzes writers' drafts and not only offers revisions and edits, but also poses questions and suggestions, encouraging students to learn by making decisions about what they want to say and how they want to say it.
“We created WriteLab to empower students to write with confidence,” said Matthew Ramirez, CEO and Co-Founder of WriteLab. “By becoming a part of the Chegg family, who shares our student-first mission, we will reach more students and accelerate our work to support learners all around the world.”
As a result of this acquisition, Chegg does not expect any material effect on operations, Q2 guidance, or full year 2018 guidance issued on April 26, 2018.
About Chegg
Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.
About WriteLab
WriteLab is an online writing tool offering immediate, objective and constructive responses to help people learn to write better. With WriteLab, users can type, copy-and-paste, or upload drafts for the tool to analyze and provide specific feedback, suggest revisions and ask questions to help users improve their writing. Drawing on the latest developments in machine learning and natural language processing, WriteLab’s tool blends data-driven analysis with proven pedagogical principles to address specific writing features such as grammar, clarity, concision and logic. WriteLab was founded in 2013 and is located in Berkeley, CA.
Forward-Looking Statements
This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Chegg’s belief that the acquisition of WriteLab will strengthen, accelerate and enrich Chegg’s existing writing service, Chegg's contingent payments and equity issuances to WriteLab over the next three years, Chegg’s belief that acquisition of WriteLab will not have any material effect on operations in 2018 or full year guidance issued on April 26, 2018, and the belief that the acquisition by Chegg will enable WriteLab to reach more students and accelerate its work to support learners all over the world. Statements regarding future events are based on management’s current expectations and are necessarily subject to associated risks related to, among other things, the potential impact on the business of WriteLab due to the acquisition, general economic conditions, competition, and integration risks, among others. Therefore, actual results, performance or achievements may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Chegg’s Annual

Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on April 26, 2018 and Chegg’s other SEC filings. You can obtain copies of Chegg’s SEC filings on the SEC’s website at www.sec.gov or at Chegg Investor Relations website at investor.chegg.com. The forward-looking statements included herein are made only as of the date hereof, and Chegg undertakes an obligation to revise or update any forward-looking statements for any reason except as required by law.
i https://nces.ed.gov/nationsreportcard/pubs/main2011/2012470.asp#section1
ii https://www.nytimes.com/2017/08/02/education/edlife/writing-education-grammar-students-children.html
iii https://www.burning-glass.com/research-project/baseline-skills/
iv https://www.insidehighered.com/news/2015/01/20/study-finds-big-gaps-between-student-and-employer-perceptions

Investor Contact
Tracey Ford
ir@chegg.com

Media Contact
Heather Hatlo Porter
press@chegg.com